Exhibit (h)(3)
DISTRIBUTION SERVICES AGREEMENT
     AGREEMENT made this 27th day of January, 2011, by and between del Rey Global Investors, LLC, a Delaware limited liability company (the “Adviser”), and Foreside Fund Services, LLC, a Delaware limited liability company (the “Distributor”).
     WHEREAS, pursuant to a distribution agreement by and between the Distributor and del Rey Global Investors Funds (the “Trust”) dated as of January 27, 2011 (the “Distribution Agreement”), the Distributor acts as the principal underwriter and distributor of shares of certain series (the “Funds”) of the Trust, as listed in Exhibit A to the Distribution Agreement; and
     WHEREAS, the Adviser serves as investment adviser for the Funds, open-end investment companies registered with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended; and
     WHEREAS, in consideration of the Distributor’s agreement to provide certain sales and marketing services as described in the Distribution Agreement, the Adviser has agreed to compensate the Distributor to the extent that the Funds are not authorized to so compensate the Distributor.
     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration the receipt of which is hereby acknowledged, the Adviser and the Distributor hereby agree as follows:
1. Services.
     The Distributor will provide the Funds with the marketing and sales support services set forth in the Distribution Agreement. Capitalized terms in this Agreement not otherwise defined have the meaning attributed to such terms in the Distribution Agreement.
2. Compensation and Expenses.
     (a) In accordance with the Distribution Agreement, the Distributor shall be entitled to receive the compensation set forth in Exhibit B to the Distribution Agreement.
     (b) The Adviser agrees that, if the Funds are not authorized to pay, or if there are insufficient funds available pursuant to the Funds’ distribution plans under Rule 12b-1 (the “Plans”) to pay, the Distributor the full amount of compensation to which the Distributor is entitled to under the Distribution Agreement, the Adviser shall compensate the Distributor to the extent that the Funds are not so authorized or there are insufficient funds under the Plans to pay the Distributor.
     (c) The Adviser further agrees that (i) it shall pay the Set-Up Fee upon execution of this Agreement and (ii) if for any reason a Fund does not close the offering of its shares after a subscription period or a Fund’s Registration Statement either does not become effective or the Fund does not offer and sell its shares to the public after its Registration Statement becomes effective, the Adviser shall pay all reasonable out-of pocket expenses of the Distributor as outlined on Exhibit B to the Distribution Agreement.
     (d) The Distributor agrees that all Residual 12b-1 Fees (as defined below) received by the Distributor from the Funds pursuant to the Plans shall be used solely for distribution and/or shareholder servicing expenses as provided in the Plans and no Residual 12b-1 Fees shall be retained by the Distributor for its own benefit. Distributor shall pay Selling Agents (as defined in the Plans) the applicable amount of fees under the Plans. Distributor shall also reimburse the Adviser and other parties for appropriate expenses upon receipt from such parties of an invoice detailing the expense. For the avoidance of doubt, the Distributor shall make such reimbursements only after it has received Residual 12b-1 Fees from the Funds in an amount equal to the requested reimbursement. For purposes of this paragraph, Residual 12b-1 Fees shall mean 12b-1 fees paid to the Distributor pursuant to the Plans, other than (i) 12b-1 fees paid to the Distributor as Fees Under a 12b-1 Plan as provided in Exhibit B to the Distribution Agreement and (ii) 12b-1 fees paid to the Distributor which the Distributor has an obligation to pay to the Selling Agents.
     (e) The Distributor agrees that all Residual Sales Charges (as defined below) received by the Distributor shall be used solely for distribution and/or shareholder servicing expenses and no Residual Sales Charges shall be retained by the Distributor for its own benefit. Distributor shall reimburse the Adviser and other parties for appropriate expenses upon receipt from such parties of an invoice detailing the expense. For the avoidance of doubt, the Distributor shall make such reimbursements only after it has received Residual Sales Charges in an amount equal to the requested reimbursement. For purposes of this paragraph, Residual Sales Charges shall mean any initial or contingent sales charges paid to or received by the Distributor that are not reallowed to Selling Agents. Adviser agrees to cause the Funds to make appropriate disclosures in the Funds’ Registration Statement or Prospectus, as applicable, noting that the Adviser may receive such sales charges.
3. Term and Termination.
     (a) This Agreement will become effective upon the date first set forth above, will continue in effect throughout the term of the Distribution Agreement, and will terminate automatically upon any termination of the Distribution Agreement; provided, however, that, notwithstanding such termination of the Distribution Agreement, the Adviser will continue to pay to the Distributor all fees to which the Distributor is entitled pursuant to the Distribution Agreement provided that the Funds are not able to pay, and have not paid, for services performed through such termination date.
     This Agreement shall terminate automatically in the event the Adviser no longer serves as investment adviser to the Funds, provided that prior to or on such termination date, the Adviser pays to the Distributor all compensation due hereunder as of such termination date. The Adviser shall provide the Distributor with advance written notice of such termination, unless Adviser did not received advance notice of termination from the applicable Funds.

4. Representations, Warranties and Covenants.
     (a) The Adviser hereby represents, warrants and covenants to the Distributor that:
          (i) this Agreement has been duly authorized, executed and delivered by the Adviser and, when executed and delivered, will constitute a valid and legally binding obligation of the Adviser, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;
          (ii) the contractual advisory fees that the Adviser charges the Funds do not contain any component for the purpose of paying for fund distribution by a Fund; and
          (iii) The Adviser will pay, or cause one of its affiliates to pay, to financial intermediaries, or will reimburse the Distributor in advance in full for the payment to financial intermediaries of, any and all upfront commissions due on load-waived sales of Shares, as set forth in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of sale of such Shares; and
          (iv) this Agreement has been disclosed to the Board of Trustees of the Funds (the “Board”), and the Adviser has provided all such information to the Board as has been requested by the Board in connection with the Board’s review or approval of the arrangements contemplated under the Distribution Agreement and the Plans; and
          (v) it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.
     (b) The Distributor hereby represents and warrants to the Adviser that:
          (i) it is duly organized and existing in good standing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;
          (ii) it is a broker-dealer registered with the SEC under Section 15 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and a member in good standing of the Financial Industry Regulatory Authority (“FINRA”), and the Distributor shall use best efforts to as promptly as possible notify the Adviser should the Distributor no longer be a broker-dealer registered with the SEC under Section 15 of the 1934 Act or a member in good standing of FINRA, or should the Distributor become aware that the SEC or FINRA has taken steps to terminate the Distributor’s registration with the SEC or FINRA has commenced formal proceedings to downgrade Distributor’s status as a member in good standing, during the term of this Agreement;

          (iii) all registered representatives of the Distributor that may be involved in the distribution of the Funds pursuant to the Distribution Agreement have all required licenses or other authorizations from FINRA or any other applicable U.S. self-regulatory organization or other organization with licensing authority over the registered representatives;
          (iv) prior to entering into this Agreement, the Distributor will have obtained any consent, approval, waiver, registration or other authorization of or by, or made all requisite filings with, any court, administrative or regulatory agency or other governmental authority, or any self-regulatory organization that is required to be obtained by the Distributor in connection with the execution, delivery or performance by the Distributor or the consummation by the Distributor, of the transactions contemplated by this Agreement;
          (v) this Agreement has been duly authorized, executed and delivered by the Distributor and, when executed and delivered, will constitute a valid and legally binding obligation of the Distributor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;
          (vi) it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;
          (vii) it has the financial resources available to it necessary for the performance of its services and obligations to each Fund as contemplated in the Registration Statement relating to each such Fund and this Agreement;
          (viii) in connection with all matters relating to this Agreement, it will comply with the applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal or state laws and regulations;
          (ix) it will promptly notify the Adviser of the commencement of any litigation or proceedings against the Distributor or any of its managers, officers or directors in connection with the issue and sale of any of the Shares.
5. Confidentiality.
     During the term of this Agreement, the Distributor and the Adviser may have access to confidential information relating to matters such as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, “Confidential Information” means information belonging to the Distributor or the Adviser which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to the non-disclosing party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement.

Confidential Information includes information developed by either party in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known without breach of this Agreement, (ii) the information is disclosed to the other party by a third party not under an obligation of confidentiality to the party whose Confidential Information is at issue of which the party receiving the information should reasonably be aware, or (iii) the information is independently developed by a party from information received by a third party not under an obligation of confidentiality to the party whose Confidential Information is at issue on a non-confidential basis without reference to the other party’s Confidential Information. Each party will protect the other’s Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use the other party’s Confidential Information other than in connection with its duties and obligations hereunder. Each party hereby agrees not to disclose any Confidential Information other than to those of its officers, directors, employees, advisors and representatives (collectively, “Representatives”) with a need to know the information contained therein; provided that such Representatives shall be subject to the terms of this Agreement. Each party hereby acknowledges that it may receive material non-public information regarding securities in connection with this Agreement or the Distribution Agreement and agrees that it is aware, and that it will advise its Representatives, that the United States securities laws prohibit any person who has received material, non-public information concerning securities from purchasing or selling the securities of any issuer, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Notwithstanding the foregoing, a party may disclose the other’s Confidential Information if (i) required by law, regulation or legal process or if requested by any regulatory agency with jurisdiction over the Distributor, the Fund or the Adviser; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; or (iii) requested to by the other party; provided that in the event of (i) or (ii) the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicable and shall reasonably cooperate with the other party (at such other party’s expense) in any efforts to prevent such disclosure.
     In the event of any unauthorized use or disclosure by a party of any Confidential Information of the other party, the disclosing party shall promptly (i) notify the other party of the unauthorized use or disclosure; (ii) take all reasonable actions to limit the adverse effect on the other party of such unauthorized use or disclosure; and (iii) take all reasonable action to protect against a recurrence of the unauthorized use or disclosure.
6. Indemnification.
     (a) The Adviser shall indemnify and hold harmless the Distributor, its affiliates and each of their respective employees, agents, directors and officers (collectively, the “Distributor Parties”) from and against, any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges and reasonable counsel fees incurred by the Distributor Parties in connection therewith (collectively, “Losses”) arising out of or related to (i) the Adviser’s breach of any of its material obligations, representations, warranties or covenants contained in this Agreement or (ii) the Adviser’s failure to comply in all material respects with any applicable securities laws or regulations, except to the extent that Losses result from the willful misfeasance, willful default, willful misconduct, bad faith, fraud, or gross negligence on the Distributor’s part or the part of its agents or employees, in the performance of or from reckless disregard by the Distributor or its agents or employees of the obligations and duties hereunder.
     (b) The Distributor shall indemnify and hold harmless the Adviser, its affiliates and each of their respective employees, agents, directors and officers (collectively, the “Adviser Parties”) from and against, any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges and reasonable counsel fees incurred by the Adviser Parties in connection therewith (collectively, “Losses”) arising out of or related to (i) the Distributor’s breach of any of its material obligations, representations, warranties or covenants contained in this Agreement or (ii) the Distributor’s failure to comply in all material respects with any applicable securities laws or regulations; except to the extent that Losses result from the willful misfeasance, willful default, willful misconduct, bad faith, fraud or gross negligence on the Adviser’s part or the part of its agents or employees, in the performance of or from reckless disregard by the Adviser or its agents or employees of the obligations and duties hereunder. For the avoidance of doubt, should the Adviser be indemnified under the Distribution Agreement for any Losses pursuant to this Agreement, this indemnity shall be of no additional force or effect.
7. Notices.
     Any notice required or permitted to be given by any party to the others shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service or 3 days after sent by registered or certified mail, postage prepaid, return receipt requested or on the date sent and confirmed received by facsimile transmission to the other party’s address as set forth below:
Notices to the Distributor shall be sent to:
Foreside Fund Services, LLC
Attn: Legal/Compliance
Three Canal Plaza, Suite 100
Portland, ME 04101
Phone: 207-553-7110
Fax: 207-553-7151
Notices to the Adviser shall be sent to:
Gerald W. Wheeler
del Rey Global Investors, LLC
6701 Center Drive West, Suite 655
Los Angeles, CA 90045
Phone: 310-649-1230
Fax: 310-649-4230

8. Assignment.
     This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.
9. Governing Law.
     This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.
10. Miscellaneous.
     (a) The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.
     (b) This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior communications, understandings and agreements relating to the subject matter hereof, whether oral or written.
     (c) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain such part, term or provision.
     (d) Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     (e) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.
     (f) The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Distributor and the Adviser.
* * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

del Rey Global Investors, LLC		Foreside Fund Services, LLC

By:	/s/ Gerald W. Wheeler	By:	/s/ Richard J. Berthy

Name: Gerald W. Wheeler		Name: Richard J. Berthy
Title: Chief Operating Officer		Title: Vice President